HDFC Bank Limited
Condensed Balance Sheets
As of March 31, 2003 and September 30, 2003
(Unaudited)

	As of

	March 31, 2003		September 30, 2003		September 30, 2003

	(In millions)
ASSETS:
Cash and cash equivalents	Rs.	23,944.9	Rs.	14,423.1	US$	315.1
Term placements		7,747.4		5,320.7		116.2
Investments held for trading, at market		3,976.1		8,249.7		180.2
Investments available for sale, at market		98,929.2		118,842.4		2,596.0
Investments, held to maturity, at amortized cost		38,426.7		38,184.6		834.1
Securities purchased under agreement to resell		—		3,368.1		73.6
Loans, net		118,299.9		139,090.1		3,038.2
Other assets		20,516.5		20,910.0		456.7

Total assets	Rs.	311,840.7	Rs.	348,388.7	US$	7,610.1

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities
Interest-bearing deposits	Rs.	174,250.4	Rs.	198,474.1	US$	4,335.4
Non-interest bearing deposits		49,509.6		53,472.8		1,168.0

Total deposits		223,760.0		251,946.9		5,503.4
Securities sold under repurchase agreements		4,600.0		4,895.6		106.9
Short-term borrowings		21,579.6		31,042.6		678.1
Long-term debt		2,116.0		2,100.9		45.9
Accrued expenses and other liabilities		33,672.0		30,289.4		661.7

Total liabilities(A)		285,727.6		320,275.4		6,996.0

Shareholders’ equity:
Equity shares: par value — Rs.10 each		2,797.2		2,815.3		61.5
Authorized 300,000,000 shares; issued and outstanding 279,718,938 shares and 281,533,738 shares
Additional paid in capital		11,758.9		11,960.0		261.2
Advance received pending allotment of shares		146.5		—
Retained earnings		6,532.1		7,940.6		173.5
Statutory reserve		3,249.9		3,249.9		71.0
Deferred stock based compensation		(60.2)		(28.7)		(0.6)
Accumulated other comprehensive income		1,688.7		2,176.2		47.5

Total shareholders’ equity (B)		26,113.1		28,113.3		614.1

Total liabilities and shareholders’ equity (A+B)	Rs.	311,840.7	Rs.	348,388.7	US$	7,610.1

See accompanying notes to condensed financial statements

HDFC Bank Limited
Condensed Statements of Income
For each of the six month periods ended September 30, 2002 and 2003
(Unaudited)

	Six months ended September 30,

	2002		2003		2003

	(In millions)
Interest revenue, net:
Total interest revenue	Rs.	9,310.1	Rs.	12,415.9	US$	271.2
Total interest expense		5,813.6		6,006.8		131.2

Net interest revenue		3,496.5		6,409.1		140.0
Allowance for credit losses, net		383.6		1,217.5		26.6

Net interest revenue after allowance for credit losses		3,112.9		5,191.6		113.4

Non-interest revenue, net:
Fees and commissions		1,109.5		1,325.4		29.0
Realized gains and losses on sales of securities, net		469.8		645.3		14.1
Foreign exchange transactions		180.4		299.7		6.5
Derivative transactions		248.2		223.1		4.9
Other, net		14.7		5.3		0.1

Total non-interest revenue, net		2,022.6		2,498.8		54.6

Net revenue		5,135.5		7,690.4		168.0

Non-interest expenses:
Salaries and staff benefits		721.7		999.5		21.8
Premises and equipment		599.0		873.9		19.1
Depreciation and amortization of intangible assets		464.6		1,005.0		22.0
Administrative and other		925.4		1,367.2		29.9

Total non-interest expenses		2,710.7		4,245.6		92.8

Income before income tax		2,424.8		3,444.8		75.2
Income tax		804.9		1,078.1		23.5

Net income	Rs.	1,619.9	Rs.	2,366.7	US$	51.7

Per share information:
Earnings per equity share — basic	Rs.	5.80	Rs.	8.41	US$	0.18
Earnings per equity share — diluted	Rs.	5.78	Rs.	8.36	US$	0.18
Earnings per ADS (where each ADS represents three equity shares)- basic	Rs.	17.39	Rs.	25.23	US$	0.54
Earnings per ADS — diluted	Rs.	17.33	Rs.	25.08	US$	0.54

See accompanying notes to condensed financial statements

HDFC Bank Limited
Condensed Statements of Cash Flows
For each of the six month periods ended September 30, 2002 and 2003
(Unaudited)

	Six months ended September 30,

	2002		2003		2003

	(In millions)
Net cash provided/(used) by operating activities	Rs.	2,549.5	Rs.	(3,832.0)	US$	(83.7)

Cash flows from investing activities:
Net change in term placements		—		2,426.7		53.0
Net change in securities		(2,699.1)		(18,286.6)		(399.4)
Net change in repos and reverse repos		1,248.5		(3,072.5)		(67.1)
Increase in loans originated, net of principal collections		(14,311.5)		(22,007.7)		(480.7)
Additions to property and equipment		(1,407.9)		(1,490.8)		(32.6)
Proceeds from sale or disposal of property and equipment		1.3		(8.6)		(0.2)

Net cash used in investing activities		(17,168.7)		(42,439.5)		(927.0)

Cash flows from financing activities:
Net increase in deposits		19,519.8		28,186.9		615.7
Net (decrease)/ increase in short-term borrowings		(13,079.1)		9,463.0		206.7
Repayment of long-term debt		(12.2)		(15.1)		(0.3)
Proceeds from exercise of stock options		69.8		72.7		1.6
Payment of dividends and dividend tax		(703.7)		(957.8)		(20.9)

Net cash provided by financing activities		5,794.6		36,749.7		802.8

Net change in cash flows		(8,824.6)		(9,521.8)		(207.9)
Cash and cash equivalents, beginning of the period		34,590.6		23,944.9		523.0

Cash and cash equivalents, end of period	Rs.	25,766.0	Rs.	14,423.1	US$	315.1

Supplementary cash flow information:
Interest paid	Rs.	4,636.7	Rs.	8,433.5	US$	184.2
Income taxes paid	Rs.	730.0	Rs.	1,146.7	US$	25.0

See accompanying notes to condensed financial statements

HDFC Bank Limited
Condensed Statements of Shareholders’ Equity
For each of the six month periods ended September 30, 2002 and 2003
(Unaudited)

						Advance
						received						Deferred		Accumulated
	Number	Equity		Additional		pending						stock		other		Total
	of equity	share		paid in		allotment		Retained		Statutory		based		comprehensive		Shareholders’
	shares	capital		capital		of shares		earnings		reserve		compensation		income (loss)		equity

	(In millions, except for equity shares)
Balance at April 1, 2002	279,032,838	Rs.	2,790.3	Rs.	11,679.1	Rs.	—	Rs.	4,684.8	Rs.	2,280.9	Rs.	(198.2)	Rs.	824.0	Rs.	22,060.9
Shares issued upon exercise of options	534,400		5.3		64.5												69.8
Dividends, including dividend tax									(703.7)								(703.7)
Amortization of deferred stock based compensation													70.2				70.2
Transfer to statutory reserve									(430.3)		430.3						—

Sub Total	279,567,238		2,795.6		11,743.6		—		3550.8		2711.2		(128.0)		824.0		21,497.20

Comprehensive Income:
Net income									1,619.9								1,619.9
Unrealized gain on available for sale securities, net															94.1		94.1

Sub Total	—		—		—		—		1619.9		—		—		94.1		1714.0

Balance at September 30, 2002	279,567,238	Rs.	2,795.6	Rs.	11,743.6	Rs.	—	Rs.	5,170.7	Rs.	2,711.2	Rs.	(128.0)	Rs.	918.1	Rs.	23,211.2

Balance at April 1, 2003	279,718,938	Rs.	2,797.2		11,758.9		146.5		6,532.1		3,249.9		(60.2)		1,688.7		26,113.1
Transfer to share capital from advance recd pending allotment					146.5		(146.5)										—
Shares issued upon exercise of options	1,814,800		18.1		54.6												72.7
Dividends, including dividend tax									(958.2)								(958.2)
Amortization of deferred stock based compensation													31.5				31.5

Sub Total	281,533,738		2,815.3		11,960.0		—		5,573.9		3,249.9		(28.7)		1,688.7		25,259.1

Comprehensive Income:
Net income									2,366.7								2,366.7
Unrealized gain on available for sale securities, net															487.5		487.5

Sub Total									2,366.7						487.5		2854.20

Balance at September 30, 2003	281,533,738	Rs.	2,815.3	Rs.	11,960.0		—	Rs.	7,940.6	Rs.	3,249.9	Rs.	(28.7)	Rs.	2,176.2	Rs.	28,113.3

Balance at September 30, 2003		US$	61.5	US$	261.2	US$	—	US$	173.5	US$	71.0	US$	(0.6)	US$	47.5	US$	614.1

See accompanying notes to financial statements

HDFC Bank Limited
Notes to Condensed Financial Statements

These condensed financial statements should be read in conjunction with the financial statements of the Bank included in its Form 20-F filed with the Securities and Exchange Commission on September 29, 2003. Material events and changes since then are set out below.

1.	Summary of Significant Accounting Policies

a.	Basis of presentation and consolidation

These condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). US GAAP differs in certain material respects from accounting principles generally accepted in India, the requirements of India’s Banking Regulations Act and related regulations issued by the Reserve Bank of India (RBI) (collectively Indian GAAP), which form the basis of the statutory general purpose financial statements of the Bank in India. Principal differences insofar as they relate to the Bank include, determination of the allowance for credit losses, valuation of investments, accounting for deferred income taxes, stock based compensation, retirement benefits and affiliates, and the presentation and format of the financial statements and related notes. Additionally, these condensed financial statements include certain inter-period allocations of revenues and expenses based on estimates of amounts applicable for the full fiscal year.

b.	Use of estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of these financial statements and the reported amounts of revenues and expenses for the periods presented. Actual results could differ from these estimates. Material estimates included in these financial statements that are susceptible to change include the allowance for credit losses and the valuation of unlisted investments.

c.	Income tax

The income tax expense for interim periods within a fiscal year is allocated to those periods based on the Bank’s best estimate at the balance sheet date of the effective income tax rate applicable for the full fiscal year.

d.	Revenue seasonality

Dividend income from preference and equity shares is recognized when declared; a significant portion of such income is recognized in the second half of the fiscal year ending March 31, 2004. In the year ended March 31, 2003, dividend income represented 2.1% of total interest revenue.

e.	Convenience translation

The accompanying financial statements have been expressed in Indian Rupees (“Rs.”), the Bank’s functional currency. For the convenience of the reader, the financial statements as at and for the six months ended September 30, 2003 have been translated into US dollars at US$1.00 = Rs.45.78 based on the noon buying rate for cable transfers on September 30, 2003 as certified for customs purposes by the Federal Reserve Bank of New York. Such translation should not be construed as representation that the rupee amounts have been or could be converted into United States dollars at that or any other rate, or at all.

2.	Segment Information

The Bank continues to operate in three segments: wholesale banking, retail banking and treasury services. Substantially all operations and assets are based in India.

Summarized segment information for the six months ended September 30, 2002 and 2003 is as follows:

	Six months ended September 30,
	(In millions)

	2002						2003

	Wholesale banking		Retail banking		Treasury services		Wholesale banking		Retail banking		Treasury services

Net interest revenue	Rs.	1,348.4	Rs.	1,829.3	Rs.	318.8	Rs.	2,212.5	Rs.	3,016.6	Rs.	1,180.0
Allowance for credit losses		321.3		62.3				1,055.6		161.9

Net interest revenue, after allowance for credit losses		1,027.1		1,767.0		318.8		1,156.9		2,854.7		1,180.0
Non-interest revenue		630.8		788.9		602.9		434.9		1,071.5		992.4

Net revenue		1,657.9		2,555.9		921.7		1,591.8		3,926.2		2,172.4
Total non-interest expense		653.6		1,762.3		294.8		749.2		2,819.6		676.8

Income before income tax		1,004.3		793.6		626.9		842.6		1,106.6		1,495.6
Income tax		333.4		263.4		208.1		263.7		346.3		468.1

Net income	Rs.	670.9	Rs.	530.2	Rs.	418.8	Rs.	578.9	Rs.	760.3	Rs.	1,027.5

Segment assets:
Segment average total assets	Rs.	155,096	Rs.	61,120	Rs.	27,137	Rs.	183,025.8	Rs.	116,255.2	Rs.	26,558.9

3.	Shareholders’ Equity and Capital Adequacy

The Bank’s regulatory capital and capital adequacy ratios as measured in accordance with Indian GAAP are as follows:

	As of

	March 31, 2003	September 30, 2003

Capital ratios of the Bank:
Tier 1	9.49%	9.24%
Total capital	11.12%	10.94%

Minimum capital Ratios required by the RBI:
Tier 1	4.50%	4.50%
Total capital	9.00%	9.00%